Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	January 30, 2014
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR ENDED DECEMBER 31, 2013 RESULTS

PHILADELPHIA, PENNSYLVANIA, January 30, 2014 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter and year ended December 31, 2013. Beneficial recorded net income of $3.0 million, or $0.04 per diluted share, for the quarter ended December 31, 2013 compared to net income of $3.8 million, or $0.05 per diluted share, recorded for the quarter ended December 31, 2012. Net income for the year ended December 31, 2013 totaled $12.6 million, or $0.17 per diluted share, compared to $14.2 million, or $0.18 per diluted share, for the year ended December 31, 2012. Net income for the year ended December 31, 2012 included $2.2 million of merger and restructuring charges related to the acquisition of SE Financial Corporation (“SE Financial”).

Highlights for the quarter and year ended December 31, 2013 are as follows:

•                                          Loan portfolio was stabilized during the quarter and increased $1.9 million to $2.3 billion as of December 31, 2013.

•                                          We experienced continued improvement in our asset quality metrics during the year with non-performing loans, excluding government guaranteed student loans, decreasing $16.6 million, or 24.3%, to $51.8 million from $68.4 million at December 31, 2012. Our non-performing assets ratio, excluding government guaranteed student loans, improved to 1.26% at December 31, 2013 compared to 1.60% at December 31, 2012.

•                                          Net charge-offs decreased 35.3% and 38.9%, respectively, during the quarter and year ended December 31, 2013 to $2.7 million and $15.0 million, respectively, compared to $4.2 million and $24.6 million, respectively, for the same periods in 2012.

•                                          As a result of the improvement in our asset quality metrics, we were able to reduce our provision for loan losses during the quarter and year ended December 31, 2013 to $1.5 million and $13.0 million, respectively, compared to $6.0 million and $28.0 million, respectively, for the same periods in 2012.

•                                          Beneficial repurchased 985,971 shares of its common stock during the quarter and 2,193,652 during the year ended December 31, 2013.

•                                          Our balance sheet remained strong at December 31, 2013, with our allowance for loan losses totaling $55.6 million, or 2.38% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012.

•                                          Capital levels remain strong with tangible capital to tangible assets totaling 10.89% at December 31, 2013.

Gerard Cuddy, Beneficial’s President and CEO, stated, “Throughout 2013, we made progress toward a number of our goals.  We improved our asset quality metrics, continued our share repurchase program and made significant investments in talent, brand, and technology to drive future growth.  During the fourth quarter, we were able to stabilize the loan portfolio.  In 2014, our top priority remains improving our balance sheet mix, building out our lending teams and growing our loan portfolio.”

Balance Sheet

Total assets decreased $423.0 million, or 8.4%, to $4.6 billion at December 31, 2013 from $5.0 billion at December 31, 2012.  Cash and cash equivalents decreased $134.2 million to $355.7 million at December 31, 2013 from $489.9 million at December 31, 2012. The decrease in cash and cash equivalents was primarily driven by a decline in municipal deposits as a result of our planned re-pricing and run-off strategy with respect to these deposits. Cash remains elevated due to investment and loan prepayments.

Investments decreased $180.6 million, or 10.3%, to $1.6 billion at December 31, 2013 from $1.8 billion at December 31, 2012.  The decrease in investments was driven by investment prepayments and the change in the unrealized position on available-for-sale securities from an unrealized gain of $29.6 million at December 31, 2012 to an unrealized loss of $8.0 million at December 31, 2013 due to an increase in intermediate and long-term interest rates. We continue to focus on purchasing high quality agency bonds, and maintain a portfolio that provides a steady stream of cash flow both in the current and in rising interest rate environments. During the quarter, we sold $6.2 million of pooled trust securities that resulted in a $1.2 million loss due to the uncertainty regarding banking institutions being allowed to hold pooled trust preferred securities under the Volcker Rule that was issued in December 2013. These securities were in a $740 thousand unrealized loss position at the time of the sale.

Loans decreased $105.5 million, or 4.3%, to $2.3 billion at December 31, 2013 from $2.4 billion at December 31, 2012. Despite total loan originations of $560.4 million during the year ended December 31, 2013, our loan portfolio decreased as a result of high commercial loan repayments and continued weak loan demand. The increase in intermediate and long term interest rates during the year also resulted in lower mortgage loan originations.  During the quarter ended December 31, 2012, we began to hold in portfolio some of our agency eligible mortgage production as the yields on these mortgages were attractive compared to the rates available on investment securities.  As a result of this decision, our mortgage banking income decreased $1.7 million to $1.0 million during the year ended December 31, 2013 as compared to $2.7 million during the same period last year.

Deposits decreased $267.5 million, or 6.8%, to $3.7 billion at December 31, 2013 from $3.9 billion at December 31, 2012.  The decrease in deposits during the year ended December 31, 2013 was primarily the result of a $228.6 million decrease in municipal deposits which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.

At December 31, 2013, stockholders’ equity decreased to $615.1 million, or 13.4% of total assets, compared to $633.9 million, or 12.7% of total assets, at December 31, 2012. The decrease in stockholders’ equity was primarily the result of a $37.6 million decrease in the unrealized gain position on available-for-sale securities and $21.7 million of stock repurchases, partially offset by a $9.5 million decline in the accumulated other comprehensive loss component of Beneficial’s pension and other postretirement benefit liabilities and an increase in retained earnings from net income of $12.6 million for the year ended December 31, 2013.

Net Interest Income

Both the low interest rate environment, which has reduced the yields on our investment and loan portfolios, and lower loan balances, as a result of high commercial loan repayments and continued weak loan demand, caused net interest income to decrease $3.1 million and $15.7 million to $30.2 million and $123.7 million, respectively, for the quarter and year ended December 31, 2013 compared to $33.3 million and $139.4 million, respectively, for the same periods in 2012.  Net interest margin decreased to 2.78% and 2.81%, respectively, for the quarter and year ended December 31, 2013 from 2.92% and 3.13%, respectively, for the same periods in 2012. The net interest margin was benefited by 5 basis points from loan prepayment fees and recoveries for the quarter ended December

31, 2013. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods until we experience loan growth.

Non-interest Income

For the quarter ended December 31, 2013, non-interest income totaled $5.3 million, a decrease of $1.5 million, or 22.6%, from the quarter ended December 31, 2012.  The decrease was primarily due to a $1.7 million decrease in the net gain on the sale of investment securities as a result of the loss recorded in connection with the sale of the pooled trust preferred securities and a $331 thousand decrease in mortgage banking income given the decision to hold in portfolio some of our mortgage production during the fourth quarter of 2012. These decreases were partially offset by a $508 thousand decrease in the amortization and impairment on low income housing partnership investments.

For the year ended December 31, 2013, non-interest income totaled $25.1 million, a decrease of $2.5 million, or 9.0%, from the year ended December 31, 2012.  The decrease was primarily due to a $1.5 million decrease in the net gain on the sale of investment securities and a $1.7 million decrease in mortgage banking income, partially offset by a $639 thousand increase in debit card interchange fee income.

Non-interest Expense

For the quarter ended December 31, 2013, non-interest expense totaled $29.9 million, a decrease of $471 thousand, or 1.6%, from the quarter ended December 31, 2012.  The decrease in non-interest expense was primarily due to a $1.6 million decline in professional fees and a $1.0 million decrease in other real estate owned expenses, partially offset by a $1.6 million increase in marketing expense associated with our 2013 rebranding and advertising campaign.

For the year ended December 31, 2013, non-interest expense totaled $120.7 million, a decrease of $2.4 million, or 2.0%, from the year ended December 31, 2012. The decrease in non-interest expense was primarily due to a $2.4 million decrease in merger and restructuring charges relating to our acquisition of SE Financial in 2012, a $1.9 million decrease in classified loan and other real estate owned expenses, a $2.3 million decrease in intangible amortization expense as a result of intangibles assets that were fully amortized and a $773 thousand intangible asset impairment charge recorded in the fourth quarter of 2012, and a $632 thousand decrease in FDIC insurance expense.  These decreases to non-interest expense were partially offset by a $2.4 million increase in marketing expense associated with our 2013 brand refresh advertising campaign, a $665 thousand increase in correspondent bank charges, and a net increase in salaries and other expenses of approximately $900 thousand associated with the outsourcing of certain information technology functions. Professional fees for the year ended December 31, 2013 include $711 thousand of costs associated with a second step transaction that we were pursuing directly before the Department of Justice (“DOJ”) fair lending investigation.

Income Taxes

For the quarter and year ended December 31, 2013, we recorded a provision for income taxes of $1.1 million and $2.6 million, respectively, reflecting an effective tax rate of 26.4% and 17.1%, respectively. This compared to a benefit for income taxes of $110 thousand and a provision for income taxes of $1.8 million for the quarter and year ended December 31, 2012, respectively, reflecting an effective tax benefit of (3.0%) and expense of 11.0%, respectively. The higher effective tax rate for the fourth quarter of 2013 can be attributed to greater pre-tax income than originally forecasted and the recording of a valuation allowance of $269 thousand on a 2010 charitable contribution carryforward that will expire December 31, 2015.  The benefit for income taxes for the fourth quarter of 2012 can be attributed to provision to return adjustments and merger expenses associated with our acquisition of SE Financial, partially offset by a charge for the write-off of a charitable contribution carryover which expired at December 31, 2012. The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics showed continued signs of improvement during the year ended December 31, 2013. Non-performing loans, including loans 90 days past due and still accruing, decreased to $76.2 million at December 31, 2013, compared to $92.4 million at December 31, 2012. Non-performing loans at December 31, 2013 included $24.4 million of government guaranteed student loans, which represented 32.0% of total non-performing loans.  Net charge-offs during the quarter and year ended December 31, 2013 were $2.7 million and $15.0 million, respectively, compared to $4.2 million and $24.6 million during the quarter and year ended December 31, 2012, respectively. At December 31, 2013, the Bank’s allowance for loan losses totaled $55.6 million, or 2.38% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at December 31, 2013, we had the ability to borrow up to $1.3 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	12/31/2013	9/30/2013	12/31/2012	Capitalized Ratio	12/31/2013

Tangible Capital	10.89%	10.74%	10.30%
Tier 1 Capital (to average assets)	10.22%	10.25%	9.53%	5%	$232,952
Tier 1 Capital (to risk weighted assets)	20.57%	20.92%	19.23%	6%	$323,176
Total Capital (to risk weighted assets)	21.83%	22.18%	20.50%	10%	$262,521

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

Subsequent Event

In late January, we received correspondence from the DOJ indicating that the DOJ had completed its review and determined that the matter did not require enforcement action by the DOJ and was being referred back to the Federal Deposit Insurance Corporation (FDIC).  We are not able to determine whether further action will be taken at this point with respect to the ultimate resolution of this matter and we are in discussions with the FDIC Staff. Until this matter is resolved, it is unlikely that we will be filing any regulatory applications related to strategic expansion or regarding a second step conversion.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	December 31,	September 30,	December 31,
	2013	2013	2012
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$41,801	$52,732	$54,924
Interest-bearing deposits	313,882	330,900	434,984
Total cash and cash equivalents	355,683	383,632	489,908

Investment Securities:
Available-for-sale	1,034,180	1,101,128	1,267,491
Held-to-maturity	528,829	540,391	477,198
Federal Home Loan Bank stock, at cost	17,417	17,417	16,384
Total investment securities	1,580,426	1,658,936	1,761,073

Loans:	2,341,807	2,339,863	2,447,304
Allowance for loan losses	(55,649)	(56,860)	(57,649)
Net loans	2,286,158	2,283,003	2,389,655

Accrued Interest Receivable	13,999	14,688	15,381

Bank Premises and Equipment, net	71,753	64,308	64,224

Other Assets:
Goodwill	121,973	121,973	121,973
Bank owned life insurance	41,414	41,611	40,569
Other intangibles	8,007	8,476	9,879
Other assets	104,000	107,961	113,742
Total other assets	275,394	280,021	286,163
Total Assets	$4,583,413	$4,684,588	$5,006,404

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$291,109	$299,616	$328,892
Interest bearing deposits	3,368,907	3,447,642	3,598,621
Total deposits	3,660,016	3,747,258	3,927,513
Borrowed funds	250,370	250,366	250,352
Other liabilities	57,881	67,191	194,666
Total liabilities	3,968,267	4,064,815	4,372,531
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—
Common Stock — $.01 par value	823	823	823
Additional paid-in capital	356,963	356,109	354,082
Unearned common stock held by employee stock ownership plan	(16,102)	(16,551)	(17,901)
Retained earnings (partially restricted)	342,025	339,066	329,447
Accumulated other comprehensive loss, net	(21,354)	(22,640)	(7,027)
Treasury stock, at cost	(47,209)	(37,034)	(25,551)
Total stockholders’ equity	615,146	619,773	633,873
Total Liabilities and Stockholders’ Equity	$4,583,413	$4,684,588	$5,006,404

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
INTEREST INCOME:
Interest and fees on loans	$27,432	$28,374	$31,862	$114,514	$132,682
Interest on overnight investments	235	202	304	821	893
Interest and dividends on investment securities:
Taxable	8,065	8,039	7,451	31,255	33,876
Tax-exempt	676	692	716	2,786	2,979
Total interest income	36,408	37,307	40,333	149,376	170,430
INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	725	704	1,110	2,948	4,712
Money market and savings deposits	1,683	1,708	1,866	6,653	8,392
Time deposits	2,010	2,051	2,260	8,242	9,765
Total	4,418	4,463	5,236	17,843	22,869
Interest on borrowed funds	1,838	2,053	1,829	7,797	8,104
Total interest expense	6,256	6,516	7,065	25,640	30,973
Net interest income	30,152	30,791	33,268	123,736	139,457
Provision for loan losses	1,500	1,500	6,000	13,000	28,000
Net interest income after provision for loan losses	28,652	29,291	27,268	110,736	111,457
NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,607	1,778	1,671	7,170	7,389
Service charges and other income	4,092	3,378	3,576	15,561	14,604
Mortgage banking income	133	131	464	1,017	2,731
Net gain on sale of investment securities	(556)	297	1,107	1,377	2,882
Total non-interest income	5,276	5,584	6,818	25,125	27,606
NON-INTEREST EXPENSE:
Salaries and employee benefits	14,185	14,634	13,844	57,154	57,529
Occupancy expense	2,406	2,402	2,512	9,826	9,887
Depreciation, amortization and maintenance	2,180	2,215	2,141	9,026	8,919
Marketing expense	1,737	1,457	127	5,234	2,811
Intangible amortization expense	469	468	1,289	1,872	4,163
FDIC Insurance	803	888	1,054	3,589	4,221
Merger and restructuring charges	(30)	—	(588)	(189)	2,233
Professional fees	536	1,640	2,118	5,058	5,396
Classified loan & other real estate owned related expense	1,851	1,449	3,031	6,384	8,243
Other	5,773	5,637	4,853	22,734	19,723
Total non-interest expense	29,910	30,790	30,381	120,688	123,125

Income before income taxes	4,018	4,085	3,705	15,173	15,938
Income tax expense (benefit)	1,060	585	(110)	2,595	1,759

NET INCOME	$2,958	$3,500	$3,815	$12,578	$14,179

EARNINGS PER SHARE — Basic	$0.04	$0.05	$0.05	$0.17	$0.18
EARNINGS PER SHARE — Diluted	$0.04	$0.05	$0.05	$0.17	$0.18

Average common shares outstanding — Basic	75,059,646	75,870,327	76,358,242	75,841,392	76,657,265
Average common shares outstanding — Diluted	75,359,197	76,129,245	76,540,551	76,085,398	76,827,872

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	For the Quarter Ended				For the Year Ended
	December 31, 2013		December 31, 2012		December 31, 2013		December 31, 2012
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,988,859	1.80%	$2,074,556	1.63%	$2,009,845	1.73%	$1,879,717	2.01%
Overnight investments	369,712	0.25%	476,927	0.25%	325,443	0.25%	353,058	0.25%
Stock	17,417	2.06%	16,808	0.47%	17,774	1.17%	18,312	0.19%
Other Investment securities	1,601,730	2.16%	1,580,821	2.06%	1,666,628	2.03%	1,508,347	2.44%

Loans:	2,333,015	4.66%	2,475,399	5.14%	2,381,870	4.79%	2,565,672	5.17%
Residential	684,793	4.51%	661,751	4.81%	680,593	4.60%	661,308	4.93%
Commercial Real Estate	573,562	4.92%	666,684	5.33%	600,856	5.02%	699,970	5.29%
Business and Small Business	411,458	4.97%	437,207	5.91%	418,202	5.21%	475,872	5.96%
Personal Loans	663,202	4.40%	709,757	4.77%	682,219	4.51%	728,522	4.75%

Total Interest Earning Assets	$4,321,874	3.35%	$4,549,955	3.54%	$4,391,715	3.39%	$4,445,389	3.83%

Deposits:	$3,433,823	0.51%	$3,622,429	0.58%	$3,473,127	0.51%	$3,513,312	0.65%
Savings	1,129,787	0.44%	1,018,934	0.50%	1,096,502	0.44%	944,997	0.56%
Money Market	457,259	0.38%	513,938	0.45%	474,500	0.39%	532,266	0.59%
Demand	675,426	0.24%	626,902	0.30%	668,165	0.25%	581,003	0.29%
Demand - Municipals	434,633	0.28%	665,404	0.38%	475,605	0.27%	636,140	0.48%
Total Core Deposits	2,697,105	0.35%	2,825,178	0.42%	2,714,772	0.35%	2,694,406	0.49%

Time Deposits	736,718	1.08%	797,251	1.13%	758,355	1.09%	818,906	1.19%

Borrowings	250,368	2.91%	250,355	2.91%	264,586	2.95%	260,918	3.11%

Total Interest Bearing Liabilities	$3,684,191	0.67%	$3,872,784	0.73%	$3,737,713	0.69%	$3,774,230	0.82%

Non-interest bearing deposits	299,419		307,197		305,815		300,153

Net interest margin		2.78%		2.92%		2.81%		3.13%

ASSET QUALITY INDICATORS

	December 31,	September 30,	December 31,
(Dollars in thousands)	2013	2013	2012

Non-performing assets:
Non-accruing loans*	$51,765	$50,258	$68,417
Accruing loans past due 90 days or more**	24,410	22,057	24,013
Total non-performing loans	76,175	72,315	92,430

Real estate owned	5,861	7,488	11,752

Total non-performing assets	$82,036	$79,803	$104,182

Non-performing loans to total loans	3.25%	3.09%	3.78%
Non-performing assets to total assets	1.79%	1.70%	2.08%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	1.26%	1.23%	1.60%
ALLL to total loans	2.38%	2.43%	2.36%
ALLL to non-performing loans	73.05%	78.63%	62.37%
ALLL to non-performing loans (excluding government guaranteed student loans)	107.50%	113.14%	84.26%

* Non-accruing loans at December 31, 2013, September 30, 2013, and December 31, 2012 do not include $499 thousand, $2.0 million and $2.3 million, respectively, of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

** Includes $24.4 million, $22.0 million, and $24.0 million in government guaranteed student loans as of December 31, 2013 September 30, 2013, and December 31, 2012, respectively.

Impaired loan charge offs as a percentage of the unpaid principal balances at December 31, 2013 are as follows:

IMPAIRED LOANS:

At December 31, 2013 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired Loans by Category:
Commercial Real Estate	$20,613	$28,116	$(7,503)	26.69%
Commercial Business	26,022	30,264	(4,242)	14.02%
Commercial Construction	2,518	6,214	(3,696)	59.48%
Residential Real Estate	11,393	11,955	(562)	4.70%
Residential Construction	130	338	(208)	61.54%
Consumer Personal	1,211	1,229	(18)	1.46%
Total Impaired Loans	$61,887	$78,116	$(16,229)	20.78%

The impaired loans table above does not include $499 thousand of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

Key Performance ratios are as follows for the quarter (annualized) and year end periods indicated:

	For the Quarter Ended (annualized)			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
PERFORMANCE RATIOS:
Return on average assets	0.25%	0.29%	0.30%	0.26%	0.29%
Return on average equity	1.86%	2.21%	2.35%	2.01%	2.23%
Net interest margin	2.78%	2.81%	2.92%	2.81%	3.13%
Efficiency ratio	84.42%	84.65%	75.93%	81.07%	73.70%
Tangible Common Equity	10.89%	10.74%	10.30%	10.89%	10.30%